Exhibit 3.5

STOCK PURCHASE AGREEMENT

FOR

INVECH HOLDINGS, INC.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the day of January 21, 2023 by and among Small Cap Compliance, LLC, a company located in Arizona, (the “Purchaser”), and Invech Holdings, Inc., a company located in Nevada (the “Company”). The Company, and the Purchaser are sometimes referred to as the Party and collectively as the “Parties”.

RECITALS

WHEREAS, Company will issue of 300,000 shares of Preferred Series A Convertible Stock (the “Shares”) of Invech Holdings, Inc. The Shares represent majority control of IVHI.

The Shares will be issued in book entry form as follows:

•	300,000 Preferred Series A Convertible Shares in the name of Small Cap Compliance, LLC and/or its designees

WHEREAS, the Purchaser wishes to purchase all of the Shares for a total purchase price of $40,000 USD (the “Purchase Price”).

WHEREAS, the Company proposes to sell the Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Shares from the Company on the terms set forth herein;

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PURCHASE AND SALE AND CLOSING

1.1 Conditions to Closing. It is agreed that all of the funds consisting of $50,000 of the Purchase Price shall be remitted to the Company’s representative and Shares shall be remitted to Purchaser upon closing.

1.2 Termination. In the event the sale and purchase of all of the Shares pursuant to this Agreement is not completed on or before February 1, 2023, this Agreement shall terminate.

1.3 Deposit of Purchase Price. The Seller will deposit $40,000 with the Company’s representative Fastlink International Ltd. and Fastlink International Ltd. will remit payment to the Company.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1 The Company warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a) The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent the majority of the Preferred Series A Convertible Stock. These shares represent the majority control block of stock for the Company.

(b) Immediately prior to and at the Closing, the Company has the legal right and authority to sell the Shares to the Purchaser and on the Closing Date and Company shall issue the Shares to the Purchaser free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

(c) The Company has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Company

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(d) To the best of the Companys’ knowledge, information and belief, there are no circumstances that may result in any material adverse effect to IVHI or the value of the Shares that are now in existence or may hereafter arise.

(f) The Company agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1 The Purchaser represents and warrants to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a) The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b) The Purchaser is acquiring the Shares as principal for the Purchaser’s own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

(c) The Purchaser will reinstate the Company with NVSOS.

(d) The Purchaser will pay all transfer agent fees that are currently outstanding.

4. MISCELLANEOUS

4.1 The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2 Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3 There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4 The notice addresses of the Parties hereto are as follows:

Company:	Invech Holdings, Inc. 3568 170th St. Flushing, NY 11358

Purchaser:	Small Cap Compliance, LLC PO Box 26496 Scottsdale, AZ 85255

4.5 Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada located in Clark County, Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6 The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of one year.

4.7 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

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4.8 Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

“PURCHASER”

/s/ Rhonda Keaveney

Name: Rhonda Keaveney, CEO

Small Cap Compliance, LLC

Date: January 21, 2023

“COMPANY”

/s/ Zhilian Wu

Name: Zhilian Wu, CEO

Invech Holdings, Inc.

Date: January 21, 2023

/s/ Dong Chen

Name: Dong Chen, Director

Invech Holdings, Inc.

Date: January 21, 2023

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